Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 23, 2016, with respect to the consolidated financial statements included in the Annual Report of Erin Energy Corporation on Form 10-K for the year ended December 31, 2015. We consent to the incorporation by reference of said reports in the Registration Statements of Erin Energy Corporation on Forms S-8 (Files No. 333-175294, 333-160737, 333-194503 and 333-152061) and on Forms S-3 (Files No. 333-163869, 333-167013, 333-201177 and 333-205911).

/s/ GRANT HTORNTON LLP
Houston, Texas
March 23, 2016